PHARMAMED, INC.

SUBSCRIPTION AGREEMENT AND LETTER OF INVESTMENT INTENT

THIS SUBSCRIPTION AGREEMENT AND LETTER OF INVESTMENT INTENT (the “Agreement”) is made, entered into and effective as of ________________, 2014, by and between _______________________________, an individual resident of the State of _________ and Pharmamed, Inc., a Delaware corporation. Each party may be individually referred to herein as a “party” or collectively as the “parties.”

RECITALS

WHEREAS, the Corporation desires to sell __________ shares of common stock of the Corporation in exchange for the consideration provided for herein; and

WHEREAS, the Subscriber desires to purchase ___________ shares of common stock of the Corporation

WHEREAS, the Subscriber agrees that this subscription is contingent upon acceptance by the Corporation and that this subscription may not be withdrawn until accepted or rejected by the Corporation.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Corporation and Subscriber agree as follows:

1. Agreement of Purchase and Sale; Payment of Purchase. The Corporation agrees to sell to the Subscriber, and the Subscriber agrees to purchase from the Corporation, __________________ shares of common stock of the Corporation (the “Shares”) at a purchase price of ___________ and 00/100 Dollars ($_______) per share for a total of _____________________________ and no/100 Dollars ($______________________.00) (the “Purchase Price”). The Purchase Price shall be paid in lump sum via certified funds or wire transfer and presented along with a fully executed copy of this Agreement in exchange for a duly authorized Share Certificate issued by the Corporation.

2. Representations and Warranties of the Corporation. In consideration of Subscriber’s subscription for the Shares, the Corporation hereby represents and warrants to Subscriber as follows:

2.1 Organization. The Corporation is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

2.2 Good Standing. The Corporation is in good standing under the laws of the State of Delaware, and there are no proceedings or actions pending to limit or impair any of its powers, rights, and privileges or to dissolve it.

2.3 Corporate Authorization. The execution and delivery of this Agreement, and the consummation of all of the transactions contemplated hereby, have been duly authorized by proper corporate action of the Corporation.

3.	Representations and Warranties of Subscriber. In consideration of the Corporation’s offer to sell the Shares, Subscriber hereby represents and warrants to the Corporation and its officers, directors, managers, agents, employees, counsel, and shareholders as follows:

3.1 Private Offering. The solicitation to purchase an ownership interest in the Corporation was private in nature and made pursuant to a previous personal relationship with an agent or a representative of the Corporation and constitutes an “Exempt Transaction.” There was not a public solicitation or advertising to market the securities of the Corporation and Subscriber understands that this subscription is for the purchase of “restricted” securities, meaning that Subscriber may not sell the securities without registration or an applicable exemption.

3.2 Sophisticated Investor. The Subscriber acknowledges and stipulates that the Subscriber has sufficient knowledge, skill and experience in financial, tax, accounting, and business matters to be capable of evaluating the risks and merits of the Subscriber's prospective investment contemplated herein. Subscriber has been and is again advised to seek independent legal and accounting advice as to this investment, and has either sought such advice or waives same.

3.3 Information Concerning Corporation. Subscriber represents and warrants that the Corporation has made available, to the Subscriber’s absolute and complete satisfaction, the Corporation’s financial statements, documents, and notes related thereto. If Subscriber requested in writing, then Subscriber has received a copy of, and has fully and carefully read, and fully understands the Corporation’s financial statements and notes thereto. Subscriber has also had the opportunity to ask questions of, and receive adequate answers from, the Corporation, or an agent or a representative of the Corporation, concerning the terms and conditions of the investment and the business and legal affairs of the Corporation, and to obtain any additional information necessary to verify such information, and Subscriber has received such additional information concerning the Corporation as Subscriber considers necessary or advisable in order to form a decision concerning an investment in the Corporation. Subscriber understands and has been told that there is a substantial likelihood that the Subscriber’s entire investment will be lost.

3.4 High Degree of Risk. Subscriber realizes that the Shares involve a high degree of risk, including the risk of receiving no return on the investment and of losing Subscriber’s entire investment in the Corporation.

3.5 No Public Market for the Corporation’s Shares. Currently, there is no public or private market for the Shares of the Corporation and it is unlikely that one will develop. No assurance can be provided that a public or private market for securities of the Corporation will develop in the future or, if developed, that it will be sustained. As such, there is a significant risk related to the resale of the Shares purchased hereto.

3.6 Ability to Bear the Risk. Subscriber is able to bear the economic risk of investment in the Shares, including the total loss of such investment.

3.7 Appropriate Investment. Subscriber believes, in light of the information provided herein that subscribing for the Shares pursuant to the terms of this Agreement is an appropriate and suitable investment for Subscriber.

3.8 Compliance with Securities Laws. The Subscriber warrants and represents that the Corporation, its owners, directors, and officers have complied with federal and state law regarding the sale of securities. Subscriber acknowledges that the Corporation has relied upon Subscriber’s representations and warrantees in connection with the Shares being subscribed for hereunder. Subscriber agrees to cooperate with the Corporation, at the request of the Corporation, in the registration of any notice or other document required under federal and state law in relation to the Shares contemplated hereunder. The representations, warrantees and agreements contained in this subsection shall survive the acceptance of this Agreement and any issuance of Shares in the Corporation hereunder.

3.9 Investment Intent. Subscriber represents and warrants to the Corporation as follows:

3.9.1 Subscriber has been advised that (i) the sale of the Shares to Subscriber has not been registered under the Securities Act of 1933, as amended (the “Act”), or relevant state laws but are being offered pursuant to exemptions from registration provided under the Act and applicable state laws, including N.J.S.A. 49:3-50; (ii) reliance upon such exemption or exemptions is predicated, in part, on Subscriber’s representations and warranties that Subscriber is acquiring such Stock for investment, for Subscriber’s own account, and for long-term investment and not with the intent of reselling or otherwise distributing the same, and the Subscriber alone shall have the full legal and equitable right, title, and interest in the Shares; and (iii) Subscriber’s reliance by the Corporation upon exemptions from registration under the Act and other applicable state laws;

3.9.2 Subscriber understands that the effect and intent of Subscriber’s representations in subparagraph (a) above to be that Subscriber does not presently contemplate the disposal of all, or any part of, the Shares, and that at such time as Subscriber desires or determines to dispose of all or any part of the Shares, Subscriber understands that Subscriber must first notify the Corporation and other Shareholders, or both, that such disposition will not negate Subscriber’s intent as expressed herein;

3.9.3 Subscriber understands that the subsequent transfer of the Shares will be restricted and that the effect of the restrictions on the transfer of the Shares include the facts, among others, that Subscriber will be unable to sell, encumber, or otherwise transfer the Shares pursuant to a Buy-Sell or Shareholder Control Agreement or other applicable document governing the transfer of Shares by the Shareholders;

3.9.4 Subscriber has a financial net worth, or anticipated income, such that a sale of such Shares need not be made in the foreseeable future to satisfy any financial obligation of which Subscriber is or contemplates Subscriber will become subject;

3.9.5 Subscriber understands that exemptions from the registration and qualification requirements, as referred to above, may not be available to Subscriber, and the Corporation, and its agents and counsel, will have obligation to assist Subscriber in registering or qualifying a disposition of the Shares or in obtaining or establishing an exemption from such registration or qualification requirements; and

3.9.6 Subscriber understands that any certificate representing the Shares, and any part thereof, will bear a legend stating, in effect, that the issuance or sale of the Shares, warrants or Shares have not been registered under the Act or any applicable state securities laws, and such legend may refer to the restrictions on transfers and sales contained in this Agreement.

3.10 Binding Effect; Non-Assignment. Neither this Agreement, nor any interest herein, shall be assignable by Subscriber without prior written consent of the Corporation. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

3.11 Representations to Survive Delivery. The representations, warranties and agreements of the Corporation and of Subscriber contained in this Agreement shall remain operative and in full force and effect and will survive the payment of the purchase price pursuant to Section One hereof and the delivery of the Certificate representing the Shares.

3.12 Accredited Status. The Subscriber represents and warrants as follows (CIRCLE AS APPLICABLE):

(a)	The undersigned is an individual with a net worth, or a joint net worth together with his or her spouse, in excess of $1,000,000, not including the value of his or her primary residence;

(b)	The undersigned is an individual that had an individual income in excess of $200,000 in each of the two most recent calendar years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year; or
(c)	The undersigned is a director, executive officer or a general partner of the Corporation.

4. Shares.

4.1 Issuance of Shares. Upon receipt of the Purchase Price from Subscriber, the Corporation shall issue a Certificate representing the purchased Shares titled in the name of the Subscriber.

4.2 Restrictive Legend. Subscriber agrees that the Corporation shall place a restrictive legend on all documents representing the Shares or any part thereof containing substantially the following language, and that any transfer of the Stock is subject to the terms of this legend:

No registration statement as to the Shares represented by this certificate has been filed pursuant to the Securities Act of 1933, as amended, with the Securities and Exchange Commission or pursuant to any applicable state statute. These Shares, accordingly, may not be sold, transferred, or otherwise disposed of for value unless and until a registration statement including these Shares has been filed with the Securities and Exchange Commission and any applicable state authority and has become effective or until the holder of said Shares has obtained an opinion from counsel satisfactory to the issuer of these Shares to the effect that such registration is not required. In addition, these Shares may be subject to a stock transfer restriction agreement to which the holder of this Stock is a party, a copy of which is on file in the offices of the Corporation.

5.	Correctness of Information; Changes. All of the foregoing information which the Subscriber has provided concerning Subscriber, Subscriber’s financial position and experience, and Subscriber’s knowledge of business matters is true, complete, and correct as of the date set forth at the end hereof. If there is any change in such information prior to Subscriber’s subscription being accepted, Subscriber agrees to immediately provide the Corporation, or its agent, with such information.

6. Indemnification.

6.1 The Subscriber agrees to indemnify the Corporation, its managers, governors, members, agents, and legal counsel, and any Corporation-appointed selling agent, against any and all damage, loss, liability, claim, or expense, including, without limitation, any attorneys’ fees, resulting from, or in any way arising out of any inaccuracy, or alleged inaccuracy, of any of the representations, warranties, or statements of Subscriber contained in this Agreement, including, without limitation, any violation or alleged violation of the registration requirements of the Act or applicable state laws in connection with any subsequent sale of the Shares by Subscriber. The Subscriber understands the meaning and legal consequences of the agreements, representations, and warranties contained herein, and further, agrees to indemnify, defend, and hold harmless the Corporation, each current and future governor, manager, employee, subsidiary, agent, attorney, and member of the Corporation from and against any and all loss, damage, or liability due to, or arising out of, a breach of any agreement, representation, or warranty contained herein or in any way related hereto.

6.2 The Corporation agrees to indemnify the Subscriber, and his agents and legal counsel, against any and all damage, loss, liability, claim, or expense, including, without limitation, any attorneys’ fees, resulting from, or in any way arising out of any inaccuracy, or alleged inaccuracy, of any of the representations, warranties, or statements of the Corporation contained in this Agreement, including, without limitation, any violation or alleged violation of the registration requirements of the Act.

7. General Provisions.

7.1 Severability. In the event that any provision hereof is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

7.2 Confidentiality. The parties agree that the terms of the Agreement or the underlying materials, documents, and pleadings herein, and the basis for any claims, demands or negotiations giving rise to this Agreement are strictly confidential. Neither the signatories to this Agreement nor their respective agents or attorneys may disclose, without the written consent of the other, the terms of this Agreement to any Person or Entity, except (1) as may be required or necessary to enforce the terms of the Agreement; (2) achieve financing; (3) as may be required by subpoena or the Court; (4) as may be necessary in the preparation for any state or federal tax returns; or (5) as otherwise may be required by law. If either the Corporation or the Subscriber believes any other disclosure of the existence or terms of this Agreement is necessary, it shall give to the other written notice of the intent to disclose at least ten (10) days prior to any such disclosure.

7.3 Entire Agreement. This Agreement contains the complete and entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought.

7.4 No Waiver Unless in Writing. No term or provision of this Agreement shall be waived and no breach excused, unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. No waiver or consent to a breach shall be considered to be a waiver or consent to a different or subsequent breach.

7.5 No Modification Unless in Writing. This Agreement may not be modified, changed or terminated orally. No change, modification, addition or amendment shall be valid unless it is in writing and signed by the Parties affected by such change, modification, addition or amendment.

7.6 Revocation. Subscriber hereby acknowledges and agrees that Subscriber is not entitled to cancel, terminate, or revoke this Agreement and that it shall survive the death, incapacity, and bankruptcy of Subscriber.

7.7 Acceptance. This Agreement is not binding on the Corporation until accepted in writing by a duly-authorized officer of the Corporation.

7.8 Jury Waiver. The parties hereto hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

7.9 Venue. Any action arising under this Agreement shall be venued in the Superior Court of New Castle County, State of Delaware, and each party submits to the personal jurisdiction of said Court.

7.10 Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, I have executed this Agreement effective as of _____________________, 2014.

_________________________________

By:

ACCEPTANCE OF SUBSCRIPTION

This Subscription Agreement and Letter of Investment Intent is hereby accepted by PHARMAMED, Inc., effective as of _______________, 2014.

PHARMAMED, INC.

_________________________________

By:

Its: Chief Executive Officer & President